UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13D/A*
                                (AMENDMENT NO. 3)

                    Under the Securities Exchange Act of 1934

                               INAMED CORPORATION
      ---------------------------------------------------------------------
                                (Name of Company)

                          Common Stock, $0.01 par value
      ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                    453235103
      ---------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                              Marc Weingarten, Esq.
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 756-2000
      ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 17, 2006
      ---------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A

-----------------------                                 --------------------
CUSIP NO. 453235103                                     PAGE 2 OF 10 PAGES
-----------------------                                 --------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        S.A.C. Capital Advisors, LLC
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        Not applicable
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                      0
  NUMBER OF      ---------------------------------------------------------------
   SHARES        8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            187,600
    EACH         ---------------------------------------------------------------
 REPORTING       9    SOLE DISPOSITIVE POWER
PERSON WITH
                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      187,600
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        187,600
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
                                                                      [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Less than 1%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------                                 --------------------
CUSIP NO. 453235103                                     PAGE 3 OF 10 PAGES
-----------------------                                 --------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        S.A.C. Capital Management, LLC
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        Not applicable
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                      0
  NUMBER OF      ---------------------------------------------------------------
   SHARES        8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            187,600
    EACH         ---------------------------------------------------------------
 REPORTING       9    SOLE DISPOSITIVE POWER
PERSON WITH
                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      187,600
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        187,600
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
                                                                      [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Less than 1%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------                                 --------------------
CUSIP NO. 453235103                                     PAGE 4 OF 10 PAGES
-----------------------                                 --------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        S.A.C. Capital Associates, LLC
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        Not applicable
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Anguilla, British West Indies
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                      0
  NUMBER OF      ---------------------------------------------------------------
   SHARES        8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            187,600
    EACH         ---------------------------------------------------------------
 REPORTING       9    SOLE DISPOSITIVE POWER
PERSON WITH
                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      187,600
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        187,600
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
                                                                      [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Less than 1%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------                                 --------------------
CUSIP NO. 453235103                                     PAGE 5 OF 10 PAGES
-----------------------                                 --------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        S.A.C. MultiQuant Fund, LLC
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        Not applicable
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Anguilla, British West Indies
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                      0
  NUMBER OF      ---------------------------------------------------------------
   SHARES        8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            0
    EACH         ---------------------------------------------------------------
 REPORTING       9    SOLE DISPOSITIVE POWER
PERSON WITH
                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        0
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
                                                                      [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------                                 --------------------
CUSIP NO. 453235103                                     PAGE 6 OF 10 PAGES
-----------------------                                 --------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        S.A.C. Meridian Fund, LLC
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        Not applicable
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Anguilla, British West Indies
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                      0
  NUMBER OF      ---------------------------------------------------------------
   SHARES        8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            0
    EACH         ---------------------------------------------------------------
 REPORTING       9    SOLE DISPOSITIVE POWER
PERSON WITH
                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        0
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
                                                                      [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13D/A

-----------------------                                 --------------------
CUSIP NO. 453235103                                     PAGE 7 OF 10 PAGES
-----------------------                                 --------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Steven A. Cohen
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        Not applicable
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                 7    SOLE VOTING POWER

                      0
  NUMBER OF      ---------------------------------------------------------------
   SHARES        8    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            187,600
    EACH         ---------------------------------------------------------------
 REPORTING       9    SOLE DISPOSITIVE POWER
PERSON WITH
                      0
                 ---------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      187,600
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

        187,600
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
        EXCLUDES CERTAIN SHARES*
                                                                      [ ]
--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        Less than 1%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

          Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (the "Amendment No. 3") amends the Schedule 13D filed on November 7, 2005 (the "Original Schedule 13D"), as amended on December 6, 2005 (the Original Schedule 13D as amended, "Amendment No. 1"), as amended on March 14, 2006 (the Original
Schedule 13D as further amended, "Amendment No. 2"). This Amendment No.3 is being filed by S.A.C. Capital Advisors, LLC ("SAC Capital Advisors"), S.A.C. Capital Management, LLC ("SAC Capital Management"), S.A.C. Capital Associates, LLC ("SAC Capital Associates"), S.A.C. MultiQuant Fund, LLC ("SAC MultiQuant"), SAC Meridian Fund, LLC ("SAC Meridian") and Steven A. Cohen ("Mr. Cohen" and, together with SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC MultiQuant and SAC Meridian, the "Reporting Persons") relating to the shares ("Shares") of Common Stock, par value $0.01, of Inamed Corporation (the "Company"). The Company's principal executive offices are located at 5540 Ekwill Street, Santa Barbara, CA 93111-2936.

          The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act. The agreement among the Reporting Persons to file jointly was previously filed as Exhibit A of the Original Schedule 13D.

ITEM 4.   PURPOSE OF THE TRANSACTION

          Item 4 of Amendment No. 2 is being supplemented by the addition of the following:

          Except for 187,600 Shares reported in this Amendment No. 3 as being beneficially owned by the Reporting Persons, which were acquired as a result of the exercise of exchange traded puts against SAC Capital Associates on March 17, 2006, SAC Capital Associates tendered all of its previously owned Shares pursuant to Allergan Inc.'s ("Allergan") offer to exchange for each Share either $84.00 in cash or 0.8498 of a share of Allergan common stock. Except as stated above, there has been no change in the plans and intentions of the Reporting Persons.

ITEM 5.   INTEREST IN SECURITIES OF THE COMPANY

          Item 5 of Amendment No. 2 is being amended and restated as follows:

          (a) As of the close of business on March 17, 2006, the Reporting Persons beneficially own 187,600 Shares, constituting less than 1% of such class of securities.

          (e) The Reporting Persons ceased to be the beneficial owners of more than five percent of the Shares on March 17, 2006. Accordingly, this Amendment No. 3 is the final amendment to the Schedule 13D and is an exit filing.

                                   SIGNATURES

          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 21, 2006

S.A.C. CAPITAL ADVISORS, LLC


By:      /s/ Peter Nussbaum
         ------------------------
         Name: Peter Nussbaum
         Title: Authorized Person



S.A.C. CAPITAL MANAGEMENT, LLC


By:      /s/ Peter Nussbaum
         ------------------------
         Name: Peter Nussbaum
         Title: Authorized Person



S.A.C. CAPITAL ASSOCIATES, LLC


By:      /s/ Peter Nussbaum
         ------------------------
         Name: Peter Nussbaum
         Title: Authorized Person



S.A.C. MULTIQUANT FUND, LLC


By:      /s/ Peter Nussbaum
         ------------------------
         Name: Peter Nussbaum
         Title: Authorized Person



S.A.C. MERIDIAN FUND, LLC


By:      /s/ Peter Nussbaum
         ------------------------
         Name: Peter Nussbaum
         Title: Authorized Person



STEVEN A. COHEN


By:      /s/ Peter Nussbaum
         ------------------------
         Name: Peter Nussbaum
         Title: Authorized Person